Exhibit 99.1

For further information, contact:

Danial J. Tierney, Executive Vice-President

Office:  (503) 257-8766, Ext. 279

Fax:  (503) 251-5473 / E-mail:  dantierney@trm.com

TRM Announces Financial Results

Portland, Oregon: 29 April 2004 — TRM Corporation (NASDAQ: TRMM) today reported net income for the quarter ended March 31, 2004 of $2.5 million (or $.31 per share) compared to a net income of $753,000 (or $.11 per share) for the same period in 2003, an increase of $1.8 million.  Earnings per share are reported on a fully diluted basis and before preferred dividends.  During the first quarter 2004, the Company’s Board of Directors approved the payment of a dividend for the first quarter of 2004 in the amount of $375,000 related to its preferred stock, resulting in diluted net income available to common shareholders of $.26 per share for the first quarter, as compared to $.05 per share for the same period in 2003.

Net sales for the quarter grew to $21.0 million, representing an increase of $2.3 million (or 12.5%) when compared to the first quarter of 2003.  The increase in net sales for the quarter is attributable to ATM unit expansion, higher currency exchange rates for sales by the Company’s foreign subsidiaries, and higher pricing throughout the Company’s ATM and photocopy networks. ATM operations produced net sales of $9.6 million, including $144,000 in ATM machine sales, during the first quarter of 2004, representing an increase of $2.2 million (or 30.0%) as compared to the same period in the prior year.  Photocopy net sales were $11.4 million for the first quarter of 2004, up from $10.7 million (or 6.7%) during the same quarter of 2003 as a result of ongoing price increases initiated during 2003.  Software development net sales for the quarter were $14,000.

Operating income increased to $4.1 million for the first quarter of 2004 as compared to operating income of $1.7 million for the same period in 2003.  Shareholder equity increased $7.3 million from year end 2003 to $56.2 million, an increase of 15.0%.

The Company adopted FASB Interpretation No. 46 “Consolidation of Variable Interest Entities” (“FIN 46”) in the fourth quarter of 2003.  FIN 46 addresses consolidation by business enterprises of variable interest entities.  Accordingly, the Company has consolidated the TRM Inventory Funding Trust (the “Trust”), which provides vault cash for its ATM network, into its financial statements at December 31, 2003.  The consolidated balance sheet as of March 31, 2004 includes long-term assets of $31.4 million, long-term liabilities of $29.9 million, and minority interest of $1.5 million relating to the Trust with no effect on the Company’s results of operations.

Effective March 31, 2004, the Company acquired all of the outstanding shares of Inkas Financial Corp. Ltd. (“Inkas”), an independent ATM company with 450 sites.  The acquisition was accounted for as a purchase, and most of the purchase price was allocated to intangible assets.  The results of operations of Inkas will be included in the Company’s consolidated results of operations starting in the second quarter of 2004, and are expected to be immediately accretive to earnings.

At March 31, 2004 (prior to the Inkas acquisition), the Company’s ATM network consisted of 3,522 revenue-generating machines deployed throughout the United Kingdom and United States, which represents an increase of 422 ATM machines when compared to the same date in 2003 (an increase of 13.6%).  The Company had 25,877 revenue-generating photocopiers at March 31, 2004, a decrease of 2,156 units (or 7.7%) as compared to the same date in 2003, due primarily to elimination of unprofitable locations.

FORWARD LOOKING STATEMENTS

Statements made in this news release that are not historical facts are forward-looking statements.  Actual results may differ materially from those projected in any forward-looking statement.  Specifically, there are a number of important factors that could cause actual results to differ materially from those anticipated in the forward-looking statements, such as consumer demand for the Company’s services; access to capital; maintaining satisfactory relationships with the Company’s banking partners; technological change; the ability of the Company to control costs and expenses; competition and the Company’s ability to successfully implement its planned growth.  Additional information on these factors, which could affect the Company’s financial results, is included in the Company’s filings with the Securities and Exchange Commission.  Finally, there may be other factors not mentioned above or included in the Company’s SEC filings that could cause actual results to differ materially from those contained in any forward-looking statement.  Undue reliance should not be placed on any forward-looking statement, which reflects management’s analysis only as of the date of the statement.  The Company assumes no obligation to update any forward-looking statements as a result of new information, future events or developments, except as required by federal securities laws.

-Attachments 1, 2 and 3 follow-

Attachment 1

TRM CORPORATION

Consolidated Results of Operations

(In thousands, except per share data)

(unaudited)

	Three Months Ended
	03-31-03	03-31-04

Sales	$22,414	$25,929
Sales discounts	3,726	4,899

Net sales	18,688	21,030
Cost of sales	11,086	10,676

Gross profit	7,602	10,354
Selling, general and administrative expense	5,799	6,211
Asset retirements	63	—

Operating income	1,740	4,143

Other expense:
Interest	330	246
Other, net	150	135
Income before provision for income taxes	1,260	3,762
Provision for income taxes	507	1,249

Net income	$753	$2,513

BASIC AND DILUTED PER SHARE INFORMATION:

Net income	$753	$2,513
Preferred stock dividends	(375)	(375)
Income available to common stockholders	$378	$2,138

Weighted average common shares outstanding	7,060	7,153
Dilutive effect of stock options	—	1,043
Weighted average common shares outstanding, assuming dilution	7,060	8,196

Basic income per share	$0.05	$0.30

Diluted income per share	$0.05	$0.26

Diluted Income per share - before preferred stock dividends	$0.11	$0.31

Attachment 2

TRM Corporation
Consolidated Balance Sheet

(In thousands)

(unaudited)

	December 31, 2003	March 31, 2004
Assets
Current assets:
Cash and cash equivalents	$5,724	$8,941
Accounts receivable, net	6,134	7,120
Inventories	1,567	1,874
Prepaid expenses and other	1,405	1,566
Deferred tax asset	423	424

Total current assets	15,253	19,925

Equipment, less accumulated depreciation	63,991	64,594
Restricted cash - TRM Inventory Funding Trust	28,939	31,372
Deferred tax asset	2,767	2,509
Intangible assets	72	6,127
Other assets	1,253	1,832
	$112,275	$126,359

Liabilities and Shareholders’ Equity

Current liabilities:
Revolving line of credit	$—	$3,915
Accounts payable	1,367	2,903
Accrued expenses	6,429	6,085
Accrued expenses - TRM Inventory Funding Trust	57	60
Current portion of long-term debt	3,024	3,308
Current portion of obligations under capital leases	2,113	2,359

Total current liabilities	12,990	18,630

Notes payable - TRM Inventory Funding Trust	27,455	29,941
Long-term debt	7,040	6,285
Obligations under capital leases	2,784	2,386
Deferred tax liability	7,049	6,832
Other long-term liabilities	79	66
Preferred dividends payable	4,502	4,502
Total liabilities	61,899	68,642

Minority interest - TRM Inventory Funding Trust	1,500	1,500

Shareholders’ equity:
Preferred stock	19,798	19,798
Common stock	19,026	23,573
Additional paid-in capital	63	63
Accumulated other comprehensive income	2,088	2,744
Retained earnings	7,901	10,039
Total shareholders’ equity	48,876	56,217
	$112,275	$126,359

Attachment 3

TRM Corporation

Supplemental Data

(In thousands)

(unaudited)

	Three Months Ended
	03-31-03	03-31-04
Net sales:
Photocopy	$10,696	$11,411
ATM	7,390	9,605
S-3 Corporation	602	14
	$18,688	$21,030

Operating income:
Photocopy	$1,281	$2,843
ATM	469	1,435
S-3 Corporation	(10)	(135)
	$1,740	$4,143